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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:     Nationwide VL Separate Account - D

Address of Principal Business Office (No. & Street, City, State, Zip Code):
          One Nationwide Plaza, Columbus, Ohio 43216

Telephone Number (including area code):     (614) 249-7111

Name and address of agent for service of process:
         Dennis W. Click, Secretary
         One Nationwide Plaza, Columbus, Ohio 43216

Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                      YES |X|                   NO | |

         Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Columbus and the State of Ohio on the 20th day of July, 1998.

(Seal)         Signature:  NATIONWIDE VL SEPARATE ACCOUNT - D
                           ----------------------------------
                           (Name of Registrant)

               By:         NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                           (Name of Sponsor)

               By:
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                           Joseph P. Rath, Vice President
                           Product and Market Compliance

Attest:
               -----------------------------
               W. Sidney Druen, Senior Vice
               President and General Counsel
               and Assistant Secretary